CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File No.
333-156867 on Form N-4 of our report dated March 27, 2024, relating to the financial statements comprising each of the Subaccounts of Brighthouse Separate Account QPN for Variable Annuities, and our report dated February 29, 2024, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 18 to Registration Statement File No. 333-156867 on Form N-4.
We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
September 4, 2024